EXHIBIT 3.64

MICHIGAN DEPARTMENT OF COMMERCE

CORPORATION AND SECURITIES BUREAU

(For Bureau Use Only)

Date Received

JAN 04 1995

ARTICLES OF INCORPORATION For use by Domestic Profit Corporations Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is: Allnet Local Services, Inc.

ARTICLE II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan (the “Act”).

ARTICLE III

The total authorized capital stock is: Common Shares: 1,000 No Par Value Stated Value Per Share $0.01

ARTICLE IV

1. The address of the registered office is: 30300 Telegraph Road, Suite 350 Bingham Farms, MI 48025

2. The name of the registered agent at the registered office is: Connie R. Gale

ARTICLE V

The name and address of the incorporator is as follows:

Name: Residence or Business Address: Connie R. Gale 30300 Telegraph Road, Ste 350 Bingham Farms, MI 48025

ARTICLE VI

When a compromise or arrangement or plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the Shareholder or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VIII

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of such director’s fiduciary duty; provided, that the foregoing shall not eliminate or limit the liability of a director for any of the following:

(a)	A breach of the director’s duty of loyalty to its Corporation or its shareholders.

(b)	Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

(c)	A transaction from which the director derived an improper personal benefit.

(d)	A violation of Section 551(1)of the Act.

(e)	Any not other act or omission as to which the Act does permit a director’s liability to be so limited.

In the event that the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or adoption.

I, the Incorporator, sign my Name this 3rd day of January, 1995.

Document will be returned to Name and Mailing Address indicated below:

Include name, street and number (or P.O. box), city, state and ZIP code

Name of person or organization remitting fees: Jaffe, Raitt, Heuer & Weiss Professional Corporation

Preparer’s name and address and telephone number Connie R. Gale, Esq. 30300 Telegraph Road, Suite 350 Bingham Farms,

MI 48025 (810) 433-4103

ALLNET LOCAL SERVICES, INC .

ACTION BY INCORPORATOR

The incorporator of Allnet Local Services, Inc. selects John M. Zrno, William H. Oberlin and Marvin C. Moses as the Directors of the Corporation until their successors are elected and take office.

Dated: January 9, 1995 Connie R. Gale

MICHIGAN DEPARTMENT OF COMMERCE CORPORATION AND SECURITIES BUREAU

Date Received

NOV 14 1995

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Allnet Local Services, Inc.

2. The identification number assigned by the Bureau is: 204-059

3. The location of the registered office is: 30300 Telegraph Road, Suite 350 Bingham Farms, MI 48025

4. Article One of the Articles of Incorporation is hereby amended to read as follows:

1. The name of the corporation shall be: Frontier Local Services, Inc.

5. COMPLETE SECTION (a) IF THE AMENDMENT WAS ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS OR TRUSTEES; OTHERWISE, COMPLETE SECTION (bl. DO NOT COMPLETE BOTH.

b. The foregoing amendment to the Articles of Incorporation was duly adopted on the 26th day of October 1995. The amendment: (check one of the following)

X – was duly adopted by the written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

Signed this 8th day of November 1995.

By:	/s/ Marvin C. Moses
Marvin C. Moses
Executive V.P. and CFO

MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284. Public Acts of 7972 (profit corporations). or Act 762. Public Acts of 7982 (nonprofit corporations).

The undersigned corporation executes the following Certificate:

1. The present name of the corporation is: FRONTIER LOCAL SERVICES INC.

2. The identification number assigned by the Bureau is: 204-059

3. Article I (one) of the Articles of Incorporation is hereby amended to read as follows: The name of the corporation shall be GLOBAL CROSSING LOCAL SERVICES, INC.

COMPLETE ONLY ONE OF THE FOLLOWING:

5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the 10th day of Auqust,1999 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

X – at a meeting the necessary votes were cast in favor of the amendment.

Signed this 22nd day of September,1999

By:	/s/ Barbara J. LaVerdi
Barbara J. LaVerdi
Assistant Secretary